Exhibit 99.1


                                        Unocal
                                        2141 Rosecrans Avenue, Suite 4000
                                        El Segundo, California 90245

                                        [UNOCAL 76 LOGO]

                                        NEWS RELEASE

                                        Contact: Barry Lane (News Media)
                                                 310-726-7731
                                                 Robert Wright (Investors)
                                                 310-726-7665


         Unocal enters agreement to sell Canadian oil and gas operations
         ---------------------------------------------------------------

       El Segundo, Calif., July 11, 2005 - Unocal Corporation (NYSE: UCL) today said it has entered into a definitive agreement to sell all of the outstanding stock of its wholly owned Canadian subsidiary, Northrock Resources Ltd., to Pogo Producing Company (NYSE: PPP) for US$1.8 billion in cash.

       Unocal expects to realize after-tax proceeds from the sale of approximately US$1.5 billion.

       Northrock represents essentially all of Unocal's Canadian oil and gas reserves and production. Based on the recent financial reports, Canada accounted for less than 7 percent of Unocal's worldwide hydrocarbon reserves (year-end 2004) and production (1Q 2005).

       Unocal said it expects to add the net proceeds from the sale to its current cash and cash equivalents balance, which is estimated to be approximately US$1.8 billion at the end of the second quarter 2005.

       The estimated balance of total debt minus cash and cash equivalents at the end of 2Q 2005 is approximately $740 million, down approximately $1,160 million from year end 2004.

       The Northrock transaction, which is subject to customary Canadian regulatory approvals, is expected to close in the third quarter 2005.

About Unocal Corporation
------------------------
       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in Asia and North America.
                                    * * * * *
This news release contains forward-looking statements about matters such as the potential sale of certain of Unocal's Canadian assets, expected after-tax proceeds from the sale, potential uses of those proceeds and certain estimates of Unocal's second quarter 2005 financial condition. Although these statements are based upon Unocal's current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements, including the satisfaction of conditions to completing the sale, including receipt of any required regulatory or other approvals; and other factors discussed in Unocal's 2004 Annual Report on Form 10-K and subsequent reports filed or furnished by Unocal with the U.S. Securities and Exchange Commission (SEC).

Copies of Unocal's SEC filings are available from Unocal by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site, www.unocal.com. Unocal undertakes no obligation to update the forward-looking statements in this news release to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

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